As filed with the Securities and Exchange Commission on July 10, 1997

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               NAVARRE CORPORATION
             (Exact name of registrant as specified in its charter)

          MINNESOTA                                              41-1704319
 (State or other jurisdiction                                (I.R.S. Employer
of incorporation of organization)                           Identification No.)

                             7400 49TH AVENUE NORTH
                               NEW HOPE, MN 55428
             (Address of principal executive officers and zip code)


                   NAVARRE CORPORATION 1992 STOCK OPTION PLAN
                            (Full title of the Plan)


                                 Eric H. Paulson
                                    President
                               Navarre Corporation
                             7400 49th Avenue North
                               New Hope, MN 55428
                                 (612) 535-8333
            (Name, address and telephone number of agent for service)

                                    COPY TO:
                             Thomas G. Lovett, Esq.
                           Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                              Minneapolis, MN 55402
                                 (612) 371-3211


This Form S-8 consists of 9 pages (including exhibits). The index to exhibits is set forth on page 4.

                         CALCULATION OF REGISTRATION FEE

                                                        Proposed
                                     Proposed           Maximum
Title of Securites  Amount to be  Maximum Offering  Aggregate Offering     Amount of
to be Registered     Registered   Price Per Share        Price          Registration Fee
----------------     ----------   ---------------   ------------------  ----------------
Common Stock,
No Par Value         1,300,000        $3.31(1)         $4,303,000           $1303.94
                     ---------        -----            ----------           --------
Total                1,300,000        $3.31            $4,303,000           $1303.94
                     ---------        -----            ----------           --------


(1) Estimated solely for the purpose of determining the regisration fee pursuant to Rule 457(c) and based upon the average of the high and low prices of the Company's Common Stock as reported on the NASDAQ National Market System on July
7, 1997.


INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT BY REFERENCE

         A Registration Statement on Form S-8 (File No. 33-80218) was filed with the Securities and Exchange Commission on June 14, 1994 covering the registration of 237,000 shares initially authorized for issuance under the Plan. On November 29, 1994, a Registration Statement on Form S-8 (File No. 33-86762) was filed with the Securities and Exchange Commission covering the registration of an additional 200,000 shares authorized under the Plan. The total number of shares authorized under the Plan was increased to 874,000 following a two-for-one split effective June 21, 1996. The above Registration Statements covering the 874,000 shares are currently in effect. Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 1,300,000 shares authorized under the Plan. This Registration Statement should also be considered a post-effective amendment to the Registration Statement. The contents of the Registration Statement are incorporated herein by reference.


                                     PART I

         Pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Amendment No. 1 to the Registration Statement.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference herein:

         (a) The Annual Report of the Company on Form 10-K for the fiscal year ended March 31, 1997.

         (b) The description of the Company's Common Stock as set forth under the caption "Capital Stock" in the Company's Registration Statement on Form 8-A (File No. 0-22982).

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Article VI of the Company's Bylaws provides that the Company shall indemnify its officers and directors in accordance with, and to the extent provided by, Minnesota law. Section 302A.521 of the Minnesota Statutes requires the Company to indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in the person's official capacity against judgments, penalties, fines and reasonable expenses (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper personal benefit, reasonably believed that such conduct was in the best interests or was not opposed to the best interests of the Company, and, in the case of criminal proceedings, had no reasonable cause to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment or reimbursement by the Company, upon written request, of reasonable expenses (including attorneys' fees) incurred by a person in advance of the final disposition of a proceeding, upon receipt by the Company of a written affirmation by the person of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking by the person to repay all amounts, if it is ultimately determined that the criteria for indemnification have not been satisfied, and after a decision that the known facts would not preclude indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

Item 7.  Exemption from Registration Claimed.

         The options that have been granted under the Plan were all granted to employees of the Company and were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.  Exhibits.

         Exhibit                                                            Page

          4.       Navarre Corporation 1992 Stock Option Plan, as
                   amended, incorporated herein by reference to Exhibit
                   10.3 to Form 10-Q for the quarter ended December 31,
                   1996

          5.       Opinion and Consent of Lindquist & Vennum, P.L.L.P.
                   as to the legality of the securities being registered     7

          23(a).   Consent of Lindquist & Vennum, P.L.L.P. (included in
                   Exhibit 5)

          23(b).   Consent of Ernst & Young LLP, independent public
                   accountants                                               8


Item 9.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Minnesota, on July 10, 1997.

                                         NAVARRE CORPORATION

                                         By: /S/ Eric H. Paulson
                                             Eric H. Paulson, Chairman of the
                                             Board, President and Chief
                                             Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signiture appears below constitutes Eric H. Paulson and Charles E. Cheney, jointly and severally, his attorney-in-fact, with full power of substitution for him and in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


/S/ Charles E. Cheney                                   Dated:  July 10, 1997
Charles E. Cheney
Chief Financial Officer, Executive
Vice President and Director

/S/ Dickinson G. Wiltz                                  Dated:  July 10, 1997
Dickinson  G. Wiltz
Director

/S/ James G. Sippl                                      Dated:  July 10, 1997
James G. Sippl
Director

/S/ Michael L. Snow                                     Dated:  July 10, 1997
Michael L. Snow
Director